Exhibit 99.1
October 12, 2011
Union Bank, N.A.
120 San Pedro Street, Suite 400
Los Angeles, CA 90012
Attention: Bond Redemptions

Re:	Notice to Trustee of Optional Redemption
Ladies and Gentlemen:
     Reference is made in this notice (the “Notice to Trustee”) to the Indenture, dated as of October 12, 2006, between Diodes Incorporated, as issuer (referred to as “we,” “our,” “us” or the "Company”), and Union Bank, N.A. (formerly, Union Bank of California, N.A.), as trustee, paying agent and conversion agent (the “Trustee”), relating to the Company’s 2.25% Convertible Senior Notes due 2026 (the “Securities”). Pursuant to Section 3.01 of the Indenture and paragraph 6 of the Securities, the Company has the right, at the Company’s option, at any time, and from time to time, on or after October 1, 2011, to redeem all or any part of the Securities, in accordance with the terms, procedures and conditions set forth in the Indenture and the Securities.
     NOTICE IS HEREBY GIVEN to the Trustee pursuant to Section 3.01 of the Indenture that the Company will purchase on December 1, 2011 (the “Redemption Date”) all outstanding Securities for a purchase price in cash equal to 100% of the principal amount of the Securities (the “Redemption Price”), plus any accrued and unpaid interest on the Securities to, but excluding, the Redemption Date, subject to the terms and conditions of the Indenture, the Securities and this Notice to Trustee. As of October 12, 2011, there was approximately $236,000.00 aggregate principal amount of the Securities outstanding.

DIODES INCORPORATED
By	/s/ Richard D. White
Richard D. White,
Chief Financial Officer